Exhibit 10.2

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

MILESTONE SCIENTIFIC INC.

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

Milestone Scientific, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The Certificate of Incorporation (the “Certificate of Incorporation”) of the Company authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.001 per share (the “Authorized Preferred Stock”), and further authorizes the Board of Directors of the Company by resolution or resolutions to provide for the issuance of Authorized Preferred Stock in series and to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and relative rights and qualifications, limitations or restrictions of each such series.

SECOND: On April     , 2014, the Board of Directors of the Company adopted the following resolution authorizing the creation and issuance of a series of said Authorized Preferred Stock to be known as “Series A Convertible Preferred Stock”:

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the Board of Directors hereby authorizes and establishes a series of 7,000 shares of Series A Convertible Preferred Stock, and hereby fixes the number, designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares as follows:

1. Designation and Amount.

(a) There shall be created from the Authorized Preferred Stock a series of preferred stock, designated as the “Series A Convertible Preferred Stock,” par value $0.001 per share (the “Series A Preferred Stock”), and the authorized number of shares of such series shall be 7,000, which may be issued by the Company from time to time subject to compliance with this Certificate, the Investment Agreement (as defined in Annex I, attached hereto) and any other conditions to issuance.

(b) The Series A Preferred Stock shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions set forth in Annex I, attached hereto.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed this             day of April, 2014.

MILESTONE SCIENTIFIC INC.

By:
Name:
Title:

ANNEX I

ADDITIONAL TERMS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

MILESTONE SCIENTIFIC INC.

2. Definitions. As used herein, the following terms shall have the following meanings:

(a) “Acquiring Person” shall mean any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than any Person who is a member of the Investor Group or an Affiliate thereof).

(b) “Affiliate” shall mean any Person, directly or indirectly, controlling, controlled by or under common control with such Person.

(c) “Applicable Issuance Date” means the date of the issuance of the applicable shares of Series A Preferred Stock (which may be issued from time to time on one or more days).

(d) “Applicable Terms” means any of the following defined terms herein: (i) Optional Conversion Price; (ii) Forced Conversion Price; (iii) Stated Value; and (iv) Threshold Price.

(e) “Approved Markets” shall mean the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, NYSE Amex, or the NYSE.

(f) “Authorized Preferred Stock” has the meaning set forth in the recitals.

(g) “Base Conversion Price” means $2.545, subject to adjustment as set forth in Section 8, if both of the following conditions have been met:

(i) the Closing Price per share of the Common Stock for any forty (40) Trading Days (which need not be consecutive) during the 360 calendar day period immediately prior to the fifth anniversary of the Original Issue Date is equal to or greater than the Threshold Price, and

(ii) the daily trading volume of Common Stock is not less than 10,000 shares on each of the forty (40) Trading Days used in clause (i) above.

Annex I-1

(h) “Board of Directors” means the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(i) “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(j) “Capital Stock” of any Person means any and all securities (including equity-linked securities), interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preference Stock.

(k) “Certificate” means this Certificate of Designation with respect to the Series A Preferred Stock, as amended from time to time.

(l) “Certificate of Incorporation” has the meaning set forth in the recitals.

(m) “Closing Price” shall mean, on any date of determination, (i) if the Common Stock is listed on an Approved Market, the most recent consolidated closing bid price or, if no such closing bid price is reported, the last reported bid price of the shares of the Common Stock on the relevant Approved Market on such date; (ii) if the Common Stock is not traded on an Approved Market on any date of determination, the closing bid price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing bid price is reported, the last reported bid price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or (iii) if the Common Stock is not so listed or quoted on any U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, (iv) if that bid price is not available, the market price of the Common Stock on that date will be the average of the mid-point of the last bid and ask prices for such stock from each of three nationally recognized independent investment banking firms, one selected by the Company, one selected by the Investor Group, and the third selected by those two firms.

(n) “Common Stock” means the common stock, par value $0.001 per share, of the Company, or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination or merger, reclassification, consolidation or similar transaction in which the Company is a constituent corporation.

(o) “Company” has the meaning set forth in the recitals.

(p) “Contingent Conversion price” means $1.50, subject to adjustment as set forth in Section 8 hereof.

(q) “Conversion Date” has the meaning set forth in Section 7(a)(iv).

Annex I-2

(r) “Conversion Price” means the Optional Conversion Price or the Forced Conversion Price, as applicable.

(s) “Conversion Right” has the meaning set forth in Section 7(a)(i).

(t) “Conversion Right Notice” has the meaning set forth in Section 7(a)(ii).

(u) “Convertible Securities” means debt securities or shares of Capital Stock, in each case convertible into or exchangeable, directly or indirectly, for Common Stock.

(v) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the twenty (20) consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 8.

(w) “DGCL” has the meaning set forth in the recitals.

(x) “Deemed Liquidation” means the consummation of any transaction or series of related transactions (i) involving any sale, lease, exchange, transfer, exclusive license or disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken together as a whole, to an Acquiring Person, or (ii) involving any merger, consolidation or business combination in which the holders of voting securities of the Company immediately prior to the transaction, as a group, do not hold securities representing a majority of the outstanding voting power entitled to elect the board of directors of the surviving entity in such merger, consolidation or business combination.

(y) “Dental Company” means a future entity separate from the Company to which all or substantially all assets comprising the Company’s current dental business are transferred.

(z) “Dividend Equivalent Amount” has the meaning set forth in Section 3(d).

(aa) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb) “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 8.

(cc) “Forced Conversion Price” means the Base Conversion Price or the Contingent Conversion Price, as applicable.

(dd) “GAAP” means United States generally accepted accounting principles.

Annex I-3

(ee) “Holder” means a holder of record of outstanding shares of the Series A Preferred Stock.

(ff) “Investment Agreement” means that certain Investment Agreement, dated April [_], 2014, by and among the Company and the purchasers named therein, as the same may be amended from time to time.

(gg) “Investor Group” means, collectively, Innovest Spa, BP4 Spa and their respective Affiliates other than any of their Affiliates that is a “portfolio company” (as such term is customarily used among private equity investors).

(hh) “Junior Stock” means all classes of Common Stock and each other class of Capital Stock or series of preferred stock of the Company established after the Original Issue Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Preferred Stock as to rights upon a Liquidation, Deemed Liquidation or redemption in the event of a deemed liquidation (defined by analogy to the definition of Deemed Liquidation herein).

(ii) “Junior Stock Event” has the meaning set forth in Section 3.

(jj) “Liquidation” means the voluntary or involuntary liquidation, dissolution or winding-up of the Company other than a Deemed Liquidation.

(kk) “Liquidation Event” has the meaning set forth in Section 4(a).

(ll) “Liquidation Preference” has the meaning set forth in Section 4(a).

(mm) “Mandatory Conversion” has the meaning set forth in Section 7(b)(i).

(nn) “Mandatory Conversion Time” means the Business Day immediately preceding the fifth anniversary of the Original Issue Date.

(oo) “Medical JV” means Milestone Medical Inc., a Delaware corporation in which the Company currently holds a 45% equity interest.

(pp) “Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(qq) “Optional Conversion Price” means $2.545, subject to adjustment as set forth in Section 8 hereof.

(rr) “Original Issue Date” means [            ], 2014.

(ss) “Parity Stock” means any class of Capital Stock or series of preferred stock established after the Original Issue Date by the Board of Directors, the terms of which (i) expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to rights upon a Liquidation, Deemed Liquidation or redemption in the event of a deemed liquidation (defined by analogy to the definition of Deemed Liquidation herein) or (ii) provide for the payment of dividends unless the Series A Preferred Stock shall have the right or is simultaneously given the right to participate therein in accordance with Sections 3 and 5(b)(vi) hereof.

Annex I-4

(tt) “Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, other entity or government or any agency or political subdivision thereof.

(uu) “Preference Stock” means, as applied to the Capital Stock of any Person, Capital Stock of any series, class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person or Deemed Liquidation of such Person, over shares of Capital Stock of any other series or class of such Person.

(vv) “Qualified Equity Offering” means an offering of shares of Common Stock or Preference Stock of the Company issued in compliance with the rights of the holders of the Series A Preferred Stock if (i) the price per share at which Common Stock is sold, or the common-stock equivalent purchase price per share if the offering relates to convertible Preference Stock is at least equal to the Optional Conversion Price as in effect at the time and (ii) the gross proceeds to the Company from the offering are at least $5 million.

(ww) “Record Date” means the applicable record date as determined in accordance with Section 213 of the DGCL.

(xx) “Register” has the meaning set forth in Section 3(a).

(yy) “Registration Rights Agreement” means that certain Registration Rights Agreement, dated April [    ], 2014, between the Company and the signatories thereto relating to the Series A Preferred Stock , as the same may be amended from time to time.

(zz) “Required Holders” means as of any date the Holders of more than 50% of the then-outstanding shares of Series A Preferred Stock, voting together as a single class.

(aaa) “Senior Stock” means each class of Capital Stock or series of preferred stock established after the Original Issue Date by the Board of Directors, the terms of which (i) expressly provide that such class or series will rank senior to the Series A Preferred Stock as to rights upon a Liquidation, Deemed Liquidation or redemption in the event of a deemed liquidation (defined by analogy to the definition of Deemed Liquidation herein) or (ii) provide for the payment of dividends unless the Series A Preferred Stock shall have the right or is simultaneously given the right to participate therein in accordance with Sections 3 and 5(b)(vi) hereof.

(bbb) “Series A Preferred Stock” has the meaning set forth in Section 1(a).

Annex I-5

(ccc) “Specified Matters” shall mean all proposals (whether received from third parties or developed by the Company’s management) relating to (a) investments in debt or equity of another entity, strategic acquisitions or dispositions (including any spin-off of or sale of a minority interest in or the initial public offering of the Dental Company), and capital expenditures and research and development costs if such expenditures or costs are not funded by third parties, in each case in excess of $500,000 per transaction or series of related transactions, (b) transactions with Affiliates, (c) issuances of Common Stock, Options, or Convertible Securities, dividends or other distributions on, or repurchases of, Common Stock (other than from employees pursuant to a plan or agreement approved by the Board of Directors), and (d) appointment of a replacement President/Chief Executive Officer of the Dental Division of the Company in the event of Mr. Trombetta’s resignation. For the avoidance of doubt, Specified Matters shall not include personnel, compensation, regulatory, compliance or tax matters, including matters customarily within the scope of audit and compensation committees.

(ddd) “Stated Value” means $1,000.00 per share of Series A Preferred Stock.

(eee) “Strategic Investment Committee” means a committee consisting of three (3) members as follows: (i) the Chief Executive Officer of the Company, (ii) the Purchaser Designee (as defined in the Investment Agreement) if a Purchaser Designee is then serving on the Board of Directors, and (iii) a third member who shall be mutually agreed to in good faith by the Company’s Chief Executive Officer and the Purchaser Designee. The Strategic Investment Committee shall be a committee of the Board of Directors of the Company only if all members thereof shall be members of the Board of Directors.

(fff) “Subsidiary” means (i) a partnership, joint-stock company, corporation, limited liability company, trust, unincorporated organization or other entity of which a Person owns, directly or indirectly, more than 50% of the stock or other interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such entity, (ii) the Dental Company, or (iii) the Medical JV.

(ggg) “Threshold Price” means $3.15 per share of Common Stock, as adjusted for stock splits, reverse stock splits, reclassifications and other like kind events affecting the Common Stock.

(hhh) “Trading Day” means a day during which the trading of securities generally occurs on the Approved Market on which the Common Stock is then listed or, if the Common Stock is not listed on an Approved Market, on NASDAQ.

(iii) “Transaction” has the meaning set forth in Section 9(d).

(jjj) “Transfer Agent” means the Company or any duly appointed transfer agent, registrar and conversion and dividend disbursing agent for the Series A Preferred Stock as may be appointed by the Company from time to time.

Annex I-6

3. Dividends and Distributions. No dividends or other distributions (other than cash paid in lieu of fractional shares or dividends on Common Stock payable in Common Stock) (a “Junior Stock Event”) may be declared, made or paid, or set apart for payment upon, any Junior Stock, nor may any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Junior Stock) by or on behalf of the Company or any of its Subsidiaries, unless (a) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, the Holders of Series A Preferred Stock receive, at the same time and upon the same terms, a dividend per share of Series A Preferred Stock as would be payable to such Holders if such shares of Series A Preferred Stock had been converted into Common Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend at the Optional Conversion Price immediately prior to the Record Date for such dividend or distribution, or (b) in the case of a dividend on any class or series of Capital Stock that is not convertible into Common Stock, the Holders of Series A Preferred Stock receive at the same time and upon the same terms a dividend at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of Capital Stock by the original issuance price of such class or series of Capital Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Stated Value; provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of Capital Stock of the Company, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of Capital Stock that would result in the highest Series A Preferred Stock dividend. The dividends and distributions described in clauses (a) and (b) above are referred to herein as the “Dividend Equivalent Amount.” Dividends as provided above shall be paid to the Holders solely as a result of holding Series A Preferred Stock and without having to convert such shares into Common Stock. For the avoidance of doubt, without duplication, the Series A Preferred Stock shall be entitled to participate as aforesaid on an as-converted basis (using the Optional Conversion Price) in all cash and stock dividends and all distributions (if any) of (i) options, rights, warrants to subscribe for, purchase or otherwise acquire equity securities, (ii) evidences of indebtedness, (iii) securities or (iv) other assets (if any) made by the Company with respect to shares of Common Stock. The restrictions set forth in this Section 3 shall not apply to the purchase or other acquisition of Junior Stock (A) pursuant to any bona fide employee, consultant or director incentive or benefit plan, agreement or arrangement of the Company or any Subsidiary heretofore or hereafter adopted by the Board of Directors or the cashless exercise of Options, (B) repurchases of Capital Stock deemed to occur upon the exercise of Options if the Capital Stock represents a portion of the exercise price thereof or upon the withholding of a portion of the interests granted or awarded to pay for taxes payable upon such grant or award or the exercise thereof, or (C) which purchase or acquisition has received the prior written consent of the Required Holders.

Annex I-7

4.	Liquidation; Deemed Liquidation.

(a) In the event of any Liquidation (a “Liquidation Event”), the Holders shall be entitled to be paid out of the assets and funds of the Company available for distribution to its stockholders an amount in cash per each share of Series A Preferred Stock equal to the greater of (i) 100% of the Stated Value for each share of Series A Preferred Stock outstanding on the date of such Liquidation Event, plus an amount equal to any unpaid Dividend Equivalent Amount as of the date of the Liquidation Event, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock at the Optional Conversion Price immediately prior to such Liquidation Event (the amount payable pursuant to this sentence is hereafter referred to as the “Liquidation Preference”). Without limiting any rights and remedies of the Holders, if upon any such Liquidation Event, the remaining assets and funds of the Company available for distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Stock are not sufficient to pay in full the liquidation payments payable to the Holders and holders of outstanding shares of any Parity Stock, then the Holders and holders of all such shares of Parity Stock shall share ratably in such distribution of the remaining assets and funds of the Company in accordance with the amount which would otherwise be payable on such distribution if the amounts to which the Holders and the holders of outstanding shares of such Parity Stock are entitled were paid in full.

(b) Unless waived in writing by the Required Holders, in the event of a Deemed Liquidation, each Holder shall have the right in lieu of the adjustment contemplated by Section 9, at such Holder’s election, to either (i) convert each share of Series A Preferred Stock and receive the amount to which such Holder is entitled to receive upon conversion of such shares of Series A Preferred Stock into Common Stock at the Optional Conversion Price or (ii) within sixty (60) days of such Deemed Liquidation, or later if the Holders did not receive notice of such Deemed Liquidation, require the Company to use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Company), together with any other assets of the Company available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event, to redeem, in whole or in part, each share of Series A Preferred Stock held by such Holder for an amount in cash equal to the Liquidation Preference. Unless waived in writing by the Required Holders, the Company shall not have the power to effect a Deemed Liquidation unless the agreement for such transaction provides that the consideration payable to the stockholders of the Company in such transaction shall be allocated among the holders of capital stock of the Company in accordance with this Section 4(b). In connection with a redemption permitted above, each Holder shall surrender his, her or its certificate or certificates representing such redeemed shares to the Company, in the manner and at the place designated in written notice mailed by the Company, postage prepaid, to each Holder, at his, her or its post office address last shown on the Register (which notice shall be given at least ten (10) days prior to such Deemed Liquidation or such shorter period as may be agreed in writing by the Required Holders), and thereupon the Liquidation Preference of such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the date of redemption, unless there shall have been a default in payment of the Liquidation Preference, all rights of the Holder whose shares have been redeemed (except the right to receive the Liquidation Preference) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

Annex I-8

(c) Without limiting any other rights and remedies of the Holders, and notwithstanding Section 4(b), if upon any such Deemed Liquidation, the Available Proceeds after payment in full of amounts required to be paid or distributed to holders of Senior Stock are not sufficient to pay in full amounts payable to the Holders and holders of outstanding shares of any Parity Stock, then the holders of all such shares shall share ratably in such distribution of the Available Proceeds in accordance with the amount which would otherwise be payable on such distribution if the amounts to which the Holders and the holders of outstanding shares of such Parity Stock are entitled were paid in full.

(d) Unless waived in writing by the Required Holders, written notice of any Liquidation Event or Deemed Liquidation, stating a payment date and the place where the distributable amounts shall be payable, shall be given no less than ten (10) days prior to the payment date stated therein, to the Holders at their respective addresses as the same shall appear on the Register.

(e) The amount deemed paid or distributed to the holders of Common Stock upon any Liquidation or Deemed Liquidation shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring Person. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

5. Voting Rights.

In addition to any voting rights provided by law, the Holders shall be entitled to the following voting rights:

(a) Each share of Series A Preferred Stock shall entitle the Holder thereof to vote together with the holders of Common Stock as a single class on all matters submitted for the approval of the holders of Common Stock. For purposes of this Section 5(a), each Holder shall be entitled to the number of votes equal to the number of shares of Common Stock that would be held by such Holders assuming the conversion of all outstanding shares of Series A Preferred Stock held by such Holder into shares of Common Stock at the Optional Conversion Price on the Record Date for the determination of the stockholders entitled to vote on such matters.

(b) If at any time following the Original Issue Date any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of the stockholders required by law or by the Certificate of Incorporation, including any Certificate of Designation, bylaws of the Company or this Certificate, the Company shall not (whether by merger, consolidation, reorganization, operation of law or otherwise), without the prior written consent of the Required Holders:

(i) amend, alter, waive or repeal any provision of its Certificate of Incorporation, including any certificate of designation, or this Certificate in any manner that adversely affects the rights, powers, or preferences of the Series A Preferred Stock, increase the authorized number of shares of the Series A Preferred Stock;

(ii) issue any additional shares of Series A Preferred Stock;

Annex I-9

(iii) increase the size of the Board of Directors to more than five (5) directors; provided that the number of directors of the Company may be increased (x) after the Holders no longer have the right to nominate a Purchaser Designee (as defined in the Investment Agreement) for election to the Board of Directors, (y) in connection with a Qualified Equity Offering or (z) upon the consent of the Required Holders;

(iv) issue, or reclassify into, Senior Stock or Parity Stock, including debt securities that are convertible into Capital Stock by their terms; provided that Preference Stock that has the right to receive dividends may be issued by the Company so long as (x) the Series A Preferred Stock shall have the right or is simultaneously given by a resolution of the Board of Directors, which will be deemed to amend this Certificate, the right to participate in such dividends in accordance with Section 3 hereof, (y) the right to dividends of such Preference Stock shall rank pari passu with, or junior to, the right of the Series A Preferred Stock to participate therein, and (z) the terms of such Preference Stock do not expressly provide that it ranks senior to or on parity with the Series A Preferred Stock as to rights upon Liquidation, Deemed Liquidation or redemption in the event of a deemed liquidation (defined by analogy to the definition of Deemed Liquidation herein); or

(v) authorize, commit or agree (in writing or otherwise) to do anything contained in this clause (b).

(c) Any action to be taken at any annual or special meeting of stockholders by the Holders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Holder or Holders having no less than the minimum number of votes that would be required to take such action at a meeting at which all of the shares of Series A Preferred Stock were present and voted. Prompt written notice of the taking of any action by the Holders by less than unanimous written consent shall be given as may be required under applicable law.

6. Redemption. The Company shall have no right to require the redemption of the shares of Series A Preferred Stock. Nothing herein contained shall prevent or restrict the purchase by the Company, from time to time either at public or private sale, of the whole or any part of the outstanding shares of Series A Preferred Stock at such price or prices as the Company and a Holder may determine, subject to the provisions of applicable law and obtaining any required consents, including the prior written consent of the Required Holders pursuant to Section 5(b) above. The Holders shall be entitled to require the redemption of the shares of Series A Preferred Stock as provided in Section 10.

7. Conversion.

(a) Conversion Right.

(i) Each Holder shall have the right, at such Holder’s option, exercisable at any time and from time to time to convert all or any portion of such Holder’s shares of Series A Preferred Stock, subject to the terms and provisions of this Section 7 (the “Conversion Right”). Upon a Holder’s election to exercise the Conversion Right, the shares of Series A Preferred Stock for which the Conversion Right is exercised shall be converted into such whole number of shares of Common Stock equal to the product of the number of shares of Series A Preferred Stock being so converted multiplied by the quotient of (A) the Stated Value as of the Conversion Date divided by (B) the Optional Conversion Price then in effect.

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(ii) The Conversion Right of a Holder shall be exercised by the Holder by the surrender to the Company prior to 4:00 p.m. Eastern Time on the Conversion Date of the certificates representing shares of Series A Preferred Stock to be converted (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate which agreement shall not require the posting of a bond) at the Company’s principal place of business or the offices of the Transfer Agent, if applicable, accompanied by written notice to the Company that the Holder elects to convert all or a portion of the shares of Series A Preferred Stock represented by such certificate (a “Conversion Right Notice”) and specifying the name or names (with address or addresses) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Company or the Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or the Transfer Agent duly executed by the Holder or its legal representative.

(iii) As promptly as practicable after the surrender of the certificate or certificates for Series A Preferred Stock as aforesaid and the receipt of the Conversion Right Notice, the Company shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (A) one or more certificates representing the number of validly issued, fully paid and non-assessable whole shares of Common Stock to which the Holder, or the Holder’s transferee, shall be entitled, (B) if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates, less the number of shares being converted, (C) cash, securities and/or other property (if and as applicable) representing the Dividend Equivalent Amount for any payment of declared and unpaid dividends through the Conversion Date and (D) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 7(c)(i).

(iv) Each conversion pursuant to Section 7(a)(i) shall be deemed to have been made at 3:59 p.m. Eastern Time on the date of the later to occur of giving the Conversion Right Notice and of surrendering the certificate or certificates representing the Series A Preferred Stock to be converted (the “Conversion Date”) so that the rights of the Holder thereof as to the Series A Preferred Stock being converted shall cease except for the right to receive the Common Stock (and cash dividends, if elected by the Company, and cash in lieu of fractional shares) payable under Section 7(a), and the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

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(v) In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 4(b) or Section 10, unless waived by the Company, the Conversion Rights of the shares of Series A Preferred Stock designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of Liquidation Event or a Deemed Liquidation Event, without prejudice to the right of Holders to receive the Liquidation Preference as provided in Section 4, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

(b) Mandatory Conversion.

(i) At the Mandatory Conversion Time each outstanding share of Series A Preferred Stock shall automatically be converted (the “Mandatory Conversion”) into the whole number of shares of Common Stock equal to the product of the number of shares of Series A Preferred Stock being so converted multiplied by the quotient of (A) the per share Stated Value as of the Mandatory Conversion Time divided by (B) the Forced Conversion Price then in effect.

(ii) All Holders shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 7(b). Promptly following receipt of such notice, each Holder shall surrender his, her or its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate which agreement shall not require the posting of a bond) to the Company at the place designated in such notice. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the Holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Section 7(b), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the Holder or Holders to surrender the certificates at or prior to such time), except only the rights of the Holders, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 7(b)(ii). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Company shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof.

(c) Miscellaneous.

(i) No fractional shares of Common Stock shall be issued upon the conversion of any shares of Series A Preferred Stock. If the conversion of any share or shares of Series A Preferred Stock results in a fractional share of Common Stock issuable, the Company shall pay a cash amount in lieu of issuing such fractional share in an amount equal to such fractional interest multiplied by the Closing Price of the Common Stock on the Conversion Date or date of the Mandatory Conversion Time, as applicable. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

Annex I-12

(ii) The Company shall reserve and keep available for issuance such number of its authorized but unissued shares of Common Stock equal to 100% of the number of shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock. The Company shall take all action permitted by law to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock. The Company covenants that all Common Stock that may be issued upon conversion of Series A Preferred Stock shall upon issuance be duly authorized, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(iii) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock pursuant to this Section 7 shall be made without charge to the converting Holder for such certificates or for any stamp or similar tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the shares converted, subject to applicable law. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

8. Adjustment of Conversion Price.

(a) Each of the Optional Conversion Price and the Forced Conversion Price (each or either of which referred to in this Section as the “Applicable Conversion Price”) shall be adjusted from time to time (without duplication) by the Company as follows: provided, however, that the adjustments provided in Sections (8)(a)(i), 8(a)(iii), 8(a)(iv), 8(a)(v), 8(a)(vi) or 8(a)(vii) shall not be made with respect to the applicable event described in such section if every Holder of Series A Preferred Stock participates, at the same time and upon the same terms as holders of our Common Stock and solely as a result of holding shares of Series A Preferred Stock, in the relevant transaction described in such sections (without having to convert their shares of Series A Preferred Stock) as if such shares of Series A Preferred Stock had been converted into Common Stock, in each case calculated on the applicable record date at the Optional Conversion Price.

(i) Stock Dividends and Distributions. If the Company pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Applicable Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0
OS1

Annex I-13

Where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1	=	the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Company subdivides, splits or combines the shares of Common Stock, then the Applicable Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1

Where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1	=	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

(iii) Issuance of Stock Purchase Rights. If the Company issues or distributes to all or substantially all holders of the shares of Common Stock Options (other than Options issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans approved by the Board of Directors) entitling them to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such Options, then the Applicable Conversion Price in effect immediately prior to the Ex-Date for such issuance or distribution will be multiplied by the following fraction:

OS0 + Y
OS0 + X

Where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X	=	the total number of shares of Common Stock issuable pursuant to such Options.

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such Options divided by the Current Market Price on the date fixed for the determination of stockholders entitled to receive such Options.

Annex I-14

In the event that such Options described in this clause (iii) are not so issued, the Applicable Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue or distribute such Options, to the Applicable Conversion Price that would then be in effect if such issuance or distribution had not been declared. To the extent that such Options are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such Options upon the exercise of such Options, the Applicable Conversion Price shall be readjusted to such Applicable Conversion Price that would then be in effect had the adjustment made upon the issuance or distribution of such Options been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(iv) Debt or Asset Distributions. If the Company distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, Capital Stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) above, any Options referred to in clause (iii) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries, and any dividend of Capital Stock of or relating to a Subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Applicable Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 - FMV
SP0

Where,

SP0	=	the Current Market Price per share of Common Stock on such date.

FMV	=	the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors, provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which such distribution is made to holders of Common Stock, for each share of Series A Preferred Stock, the amount of such distribution such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Applicable Conversion Price on the Ex-Date for such distribution.

Annex I-15

In a “spin-off”, where the Company makes a distribution to all holders of shares of Common Stock consisting of Capital Stock of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit, the Applicable Conversion Price will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying such Applicable Conversion Price in effect immediately prior to such fifteenth Trading Day by the following fraction:

MP0
MP0 + MP5

Where,

MP0	=	the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MP5	=	the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so paid or made, the Applicable Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Applicable Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(v) Cash Dividends or Distributions. If the Company makes a dividend or distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash that is paid as a dividend or distributed in a Transaction or as part of a “spin-off” referred to in clause (iv) above, (b) any dividend or distribution in connection with a Liquidation or Deemed Liquidation, (c) any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries, and (d) a Junior Stock Event, then in each event, the Applicable Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – DIV
SP0

Annex I-16

Where,

SP0	=	the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV	=	the amount per share of Common Stock of the cash dividend or distribution, as determined pursuant to the introduction to this paragraph (v).

Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Series A Preferred Stock, the amount of cash such Holder would have received had such Holder owned a number of shares of Common Stock into which such shares of Series A Preferred Stock would be converted at the Applicable Conversion Price on the Ex-Date for such dividend or distribution.

(vi) Self Tender Offers and Exchange Offers. If the Company or any of its Subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then, unless every Holder of Series A Preferred Stock is offered the opportunity to participate, at the same time and upon the same terms as the holders of Common stock as if such Holder’s shares of Series A Preferred Stock has been converted into Common Stock at the Optional Conversion Price immediately prior to such tender or exchange offer, the Applicable Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

Where,

SP0	=	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0	=	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1	=	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

AC	=	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Company, or one of its Subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company, or such Subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Applicable Conversion Price shall be readjusted to be such Applicable Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

Annex I-17

(vii) Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Common Stock upon conversion of any shares of the Series A Preferred Stock, unless Holders of Series A Preferred Stock shall have received the rights under such rights plan as if the shares of Series A Preferred Stock had been converted into Common Stock at the Optional Conversion Price in effect immediately before the issuance of such rights, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan as such Holders would receive if the shares of Series A Preferred Stock had been converted into Common Stock at the Optional Conversion Price, unless, prior to the conversion date, the rights have separated from the shares of Common Stock, in which case the Applicable Conversion Price will be adjusted at the time of separation as if the Company had made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(viii) Issuances Below the Conversion Price. If, at any time before the Mandatory Conversion Time, the Company issues, or agrees to issue or sell, any Common Stock or Convertible Securities for consideration per share less than the Optional Conversion Price then in effect, then the Applicable Conversion Price in effect immediately prior to each such issuance will be reduced to the price determined by multiplying the Applicable Conversion Price in effect immediately prior to such issuance by the following fraction:

OS0 + (AC/SP)
OS1

Where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to such issuance.

AC	=	the aggregate consideration paid or payable for such shares of Common Stock or Convertible Securities.

SP	=	the Optional Conversion Price.

OS1	=	the sum of the number of shares of Common Stock outstanding immediately after such issuance.

This adjustment shall become effective immediately after such issuance.

(b) (i) All adjustments to the Applicable Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Applicable Conversion Price shall be required if such adjustment would be less than $0.01; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on any Conversion Date adjustments to the Applicable Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

Annex I-18

(ii) The Applicable Conversion Price shall not be adjusted:

(1) upon the issuance of any shares of Common Stock, Options or Convertible Securities pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan, provided such plan was approved by the Board of Directors;

(2) upon the issuance of any shares of Common Stock, Options or Convertible Securities pursuant to any present or future employee, director or consultant benefit, agreement, plan or program of, or assumed by, the Company or any of its Subsidiaries, provided such benefit, agreement, plan or program was approved by the Board of Directors;

(3) upon the issuance of any shares of Common Stock, Options or Convertible Securities pursuant to any Option or Convertible Security not materially modified after the issuance thereof;

(4) upon the issuance of securities pursuant to any merger, joint venture, partnership, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Company, whereby the Company’s securities comprise, in whole or in part, the consideration paid by the Company in such transaction, provided such transaction was approved by the Board of Directors;

(5) for a change in the par value or no par value of Common Stock;

(6) for the payment of the Dividend Equivalent Amount pursuant to Section 3(a), or for shares of Common Stock, Options or Convertible Securities issued in connection with a dividend, stock split, split-up or other distribution to the extent that such issuance is the subject of a separate adjustment pursuant to Section 8(a)(i), (ii), (iii) or (iv);

(7) upon the issuance of shares of Series A Preferred Stock issued pursuant to the terms of the Investment Agreement or Common Stock issuable upon conversion thereof;

(8) for any shares of Common Stock or Options issued to banks, equipment lessors or other lenders, or to real property lessors, in each case, in connection with a debt financing (limited to secured or unsecured debt for borrowed money that is not pursuant to the issuance of Convertible Securities), equipment leasing or real property leasing transaction, provided such transaction was approved by the Board of Directors;

Annex I-19

(9) for shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock;

(10) for shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers who are not Affiliates of the Company, in each case, in connection with the provision of goods or services on terms and conditions approved by the Board of Directors; or

(11) shares of Common Stock, Options or Convertible Securities issued to third parties who are not Affiliates of the Company in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, in each case, on terms and conditions approved by the Board of Directors of the Company.

(c) Whenever the Applicable Conversion Price is to be adjusted in accordance with Section 8(a), the Company shall: (i) compute the Applicable Conversion Price in accordance with the applicable clause of Section 8(a), taking into account the $0.01 threshold set forth in Section 8(b); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Applicable Conversion Price pursuant to Section 8(a), taking into account the $0.01 threshold set forth in Section 8(b), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Applicable Conversion Price in accordance with Section 8(a), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Applicable Conversion Price was determined and setting forth the revised Applicable Conversion Price and the number of shares of Common Stock which shall be deliverable upon conversion of one share of Series A Preferred Stock.

(d) If one or more events occurs requiring an adjustment to be made to the Applicable Conversion Price during the same time period, adjustments to the Applicable Conversion Price shall be determined by the Board of Directors to reflect the combined impact of all Conversion Price adjustment events, as set out in this Section 8, during such period.

(e) In the event that at any time as a result of any adjustment made pursuant to this Section 8 or otherwise, it will be necessary for the Company to obtain stockholder approval, then the Company shall use its reasonable best efforts to obtain such stockholder approval as promptly as practicable.

(f) If an adjustment to the Applicable Conversion Price is to be made pursuant to more than one section or subsection of this Section 8, adjustment shall be made in accordance with only one section or subsection to fairly protect the rights of the Holders in accordance with the essential interest and principles hereof as determined in good faith by the Board of Directors. Anything in this Section 8 notwithstanding, no adjustment to the Applicable Conversion Price shall reduce the Applicable Conversion Price below the then par value per share of Common Stock, and any such purported adjustment shall instead reduce the Applicable Conversion Price to such par value.

Annex I-20

(g) For the purposes of this Section 8, (i) the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company, and (ii) the number of shares of Common Stock outstanding shall include Common Stock issuable upon the exercise of Options and conversion of Convertible Securities, including Series A Preferred Stock at the Optional Conversion Price then in effect.

9. Recapitalization, Reclassification and Changes in Common Stock. Subject to Section 4(b), upon the occurrence of any:

(a) reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value);

(b) merger or consolidation of the Company with or into another Person (other than a Subsidiary) other than a merger or consolidation in which the Company is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock;

(c) any statutory share exchange of the Company with another Person; or

(d) sale or other disposition of all or substantially all of the property and assets of the Company (on a consolidated basis) to any other Person (any of the foregoing events in clauses (a) through (d), a “Transaction”); then, without limiting the rights of the Holders in Section 4 herein, the Series A Preferred Stock shall be convertible after the Transaction, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of shares of stock or other securities or other property or assets (including cash) that the Holders would have been entitled to receive upon such Transaction had such Series A Preferred Stock been converted into Common Stock at the Optional Conversion Price immediately prior to such Transaction.

The provisions of this Section 9 shall apply to successive Transactions. Notwithstanding the foregoing, this Section 9 shall not apply to the extent that, with respect to an occurrence described in clause (a) above, such occurrence is the subject of a separate adjustment pursuant to Section 8(a)(i), (ii), (iii) or (iv). In the event that holders of the Common Stock shall have the opportunity to elect the form of consideration to be received in a Transaction, then the Company shall make adequate provision whereby each Holder shall have a reasonable opportunity to determine the form of consideration into which all of such Holder’s shares of Series A Preferred Stock, shall be convertible from and after the effective date of such Transaction. Such determination shall be (i) subject to any limitations to which all of the holders of Common Stock are subject, including, but not limited to, pro rata reductions applicable to any portion of the consideration payable in such Transaction and (ii) conducted in such a manner as to be completed by the date that is the earlier of (a) the deadline for elections to be made by holders of Common Stock and (b) five (5) Trading Days prior to the anticipated effective date of such Transaction. The Company will not effect (or enter into any agreement providing for) any Transaction unless prior to the consummation thereof the successor Person (if other than the Company) resulting from such Transaction shall assume by written instrument mailed or delivered to the Holders at the last address of each such Holder appearing on the Register, the obligation pursuant to this Section 9. At least twenty (20) days’ prior written notice of the date on which the Transaction will be consummated shall be given to the Holders.

Annex I-21

10. Special Redemption.

(a) Strategic Investment Committee Event. The Company shall form the Strategic Investment Committee as provided in the Investment Agreement, which shall (i) be the exclusive gateway for the Specified Matters to be evaluated and recommended to the Board of Directors and (ii) have special authority to make recommendations with respect to the investment of cash balances of the Company in U.S. Treasury bills and other high-grade publicly traded securities in conformity with cash investment policies to be approved by the Company, in each case, so long as the Investor Group holds at least 50% of the sum of (x) the shares of Common Stock purchased by the Investor Group pursuant to the Investment Agreement and (y) the number of shares of Common Stock into which the total number of shares of Series A Preferred Stock purchased by the Investor Group pursuant to the Investment Agreement is convertible using the Optional Conversion Price. The Strategic Investment Committee shall have at least ten (10) business days to consider and make a recommendation with respect to a Specified Matter presented to it by the Chief Executive Officer of the Company; provided, that if the Chief Executive Officer of the Company advises the other members of the Strategic Investment Committee that (i) the opportunity represented by the Specified Matter shall require action of the Company within three (3) business days, (ii) if the Strategic Investment Committee shall not act within such period of time the advantages to the Company of such Specified Matter shall be jeopardized, or (iii) the failure to approve such Specified Matter shall have an adverse effect on the Company, the Strategic Investment Committee shall have a reasonable period of time but not less than two (2) business days to consider such Specified Matter. As a general rule, in case of rejection by the Strategic Investment Committee, Specified Matters are not submitted to the Board of Directors. However, members of the Strategic Investment Committee who are also members of the Board of Directors have the right to submit rejected Specified Matters to the Board of Directors. If the Board of Directors (A) revokes or restricts the authority of the Strategic Investment Committee, or (B) fails to appoint the Purchaser Designee (if a Purchaser Designee is then serving on the Board of Directors) to the Strategic Investment Committee (any such event, a “SIC Event”), the Holders shall have the right to require the immediate redemption of all or part, of their Series A Preferred Stock at a price equal to the Liquidation Preference per share set forth in Section 4(a)(i), as set forth in this Section 10.

(b) General. Unless prohibited by Delaware law governing distributions to stockholders, shares of Series A Preferred Stock shall be redeemed by the Company not more than ninety (90) days after receipt by the Company, from the Required Holders of written notice specifying in reasonable detail the SIC Event that such Holders believe occurred and the number of shares of Series A Preferred Stock to be redeemed (the “Redemption Request”); provided, that such redemption shall not be required if the Company cures the SIC Event specified in the Redemption Request within thirty (30) days after its receipt of the Redemption Request. Upon the expiration of such ninety-day period, unless the Company shall have cured such SIC Event as aforesaid, the Company shall apply all of its assets legally available for the redemption of its Series A Preferred Stock to any such redemption.

Annex I-22

(c) Redemption Notice. The Company shall send written notice of the redemption (the “Redemption Notice”) to each Holder of Series A Preferred Stock not less than forty (40) days prior to the date fixed by the Company for such redemption (such date is referred to as the “Redemption Date”). Each Redemption Notice shall state:

(i)	the number of shares of Series A Preferred Stock held by the Holder that the Company shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)	the Redemption Date and the Redemption Price; and

(iii)	that the Holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

If the Company receives, on or prior to the 20th day after the date of delivery of the Redemption Notice to a Holder of Series A Preferred Stock, written notice from such Holder that such Holder elects to be excluded from the redemption provided in this Section 10, then the shares of Series A Preferred Stock registered on the books of the Company in the name of such Holder at the time of the Company’s receipt of such notice shall not be redeemed or redeemable pursuant to this Section 10 with respect to the SIC Event specified in the Redemption Request, whether on such Redemption Date or thereafter; provided, that such Holder shall be entitled to have such Holder’s Series A Preferred Stock redeemed in accordance with this Section 10 in connection with a subsequent SIC Event, unless cured as aforesaid. If on the Redemption Date Delaware law governing distributions to stockholders prevents the Company from redeeming all shares of Series A Preferred Stock to be redeemed, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(d) Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on the Redemption Date, unless such Holder has exercised his, her or its right to convert such shares as provided in Section 7, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such Holder.

Annex I-23

(e) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the Holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

11. Other Provisions.

(a) Shares of Series A Preferred Stock redeemed, issued and reacquired shall be prohibited from being reissued as such and will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, will have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Series A Preferred Stock must be in compliance with this Certificate.

(b) The shares of Series A Preferred Stock shall be issuable only in whole shares.

(c) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the date of mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: (i) if to the Company, to its office at 220 South Orange Avenue, Livingston, NJ 07039, Attention: Chief Executive Officer and Chief Financial Officer, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(d) If at any time the Company is required to make any payment to a Holder pursuant to this Certificate, the Company does not have sufficient funds legally available to make such payment, the Company shall make as much of such required payment as possible, ratably to each Holder in proportion to the number of shares of Series A Preferred Stock held by such Holder, and shall thereafter from time to time, as soon as it shall have funds available therefor, make payment of as much of the remaining amount of such required payment as it legally may until it has made such payment in its entirety. For the avoidance of doubt, such partial payments shall not reduce or waive the rights of the Holders hereunder.

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(e) The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Certificate as a whole and not merely to the specific section, paragraph or clause in which such word appears. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The definitions given for terms in Section 2 and elsewhere in this Certificate shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(f) Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Series A Preferred Stock owned by a Holder and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of securities evidenced by such certificate which remains outstanding.

(g) Any of the terms of this Certificate may be amended or rights of the Holders set forth herein (including, without limitation, any rights to notices, adjustments or otherwise) may be waived by (i) any Holder with respect to such Holder, provided that such waiver is in writing and executed by such Holder, and (ii) the written consent of the Required Holders with respect to all Holders, and such amendment or waiver shall be binding on all Holders; provided, however, prior to the effective date of an amendment to this Certificate approved by the Required Holders which amendment amends the Applicable Terms, the Company shall give each Holder five (5) Business Days’ notice to permit such Holder to convert such Holder’s shares of Series A Preferred Stock pursuant to Section 7(a) herein, subject to any limitations in this Certificate on the number of shares of Series A Preferred Stock that may be converted. Notwithstanding the foregoing, the Required Holders shall not amend the foregoing proviso without the consent of each Holder affected thereby.

12. Tax Withholdings and Certain Other Matters.

(a) The Company may withhold from or pay on behalf of any Holder the amount of federal, state, local or foreign taxes that the Company shall reasonably believe the Company is required to withhold or pay with respect to such Holder’s interest in the Company and/or any amount payable, distributable or allocable to such Holder pursuant to this Certificate, including, without limitation, any taxes required to be paid by the Company pursuant to Code Sections 1441, 1442 or 1445 and any taxes imposed by any state or other taxing jurisdiction on the Company as an entity. Without limiting the foregoing, the Company shall be entitled to withhold (and remit to the appropriate governmental authority), from amounts otherwise distributable or payable to a Holder, any taxes that such Holder notifies the Company in writing should be withheld, which notice shall be given by any Holder who becomes aware of any withholding obligation to which it is subject and shall specifically set forth, inter alia, the rate at which tax should be withheld and the name and address to which any amounts withheld should be remitted.

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(b) Each Holder agrees to cooperate fully with all efforts of the Company to comply with its tax withholding and information reporting obligations and agrees to provide the Company with such information as the Company may reasonably request from time to time in connection with such obligations.

(c) Except as otherwise provided in this Certificate, if the Company is obligated to pay any amount to a governmental authority (or otherwise makes a payment to a governmental authority) that is specifically attributable to a Holder or a Holder’s status as the holder of Capital Stock of the Company or a Subsidiary (including federal, state or foreign withholding taxes, state personal property taxes, and state unincorporated business taxes), then such person shall indemnify the Company in full for the entire amount paid and/or required to be paid (including interest, penalties and related expenses). The Company may offset distributions and other payments to which a person is entitled under this Certificate or otherwise against such person’s obligation to indemnify the Company under this Section 12. A Holder’s obligation to indemnify the Company under this Section 12 shall survive the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 12, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Holder under this Section 12, including instituting a lawsuit to collect such indemnification payment with interest calculated at the applicable federal rate determined from time to time under Code Section 7872(f)(2) (or any successor provision thereto) (but not in excess of the highest rate per annum permitted by law).

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